Exhibit (d)(30)

Clearwater Investment Trust

SUBADVISORY AGREEMENT

This Subadvisory Agreement, made as of the 3rd day of February, 2015 (the “Agreement”), by and among Clearwater Investment Trust (“Trust”), a Massachusetts business trust, Clearwater Management Co., Inc. (the “Manager”), a Minnesota corporation, and AQR Capital Management, LLC, a Delaware limited liability company (the “Subadvisor”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company; and

WHEREAS, the Trust is authorized to issue separate series, each of which may offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations; and

WHEREAS, the Trust currently offers shares in multiple series, and the Clearwater Core Equity Fund (the “Fund”) is series thereof; and

WHEREAS, the Manager entered into the Amended Management Agreement with the Trust, on behalf of its series, as amended (the “Management Agreement”); and

WHEREAS, under the Management Agreement, the Manager has agreed to provide certain investment advisory and related administrative services to the Trust; and

WHEREAS, the Management Agreement permits the Manager to delegate certain of its investment advisory duties under the Management Agreement to one or more subadvisors; and

WHEREAS, the Manager wishes to retain the Subadvisor to furnish certain investment advisory services to the Fund and manage such portion of the Fund as the Manager shall from time to time direct, and the Subadvisor is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed among the parties as follows:

1.     Appointment. The Manager hereby appoints AQR Capital Management, LLC to act as Subadvisor to the Fund with respect to all or a portion of the assets of the Fund designated by the Manager as allocated to the Subadvisor (“Allocated Assets”) subject to such written instructions, including, subject to Section 23 below, any redesignation of Allocated Assets and supervision as the Manager may from time to time furnish for the periods and on the terms set forth in this Agreement. The Subadvisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided. The term Fund as used throughout this Agreement shall exclusively refer to the Allocated Assets of the Fund where used to set forth the Subadvisor’s responsibilities to the Fund under this Agreement.

2.     Portfolio Management Duties. Subject to the supervision of the Trust’s Board of Trustees (“Board”) and the Manager, the Subadvisor will provide a continuous investment program for the Fund’s Allocated Assets and determine the composition of the assets of the Fund’s Allocated Assets, including determination of the purchase, retention or sale of the securities, cash, instruments and other investments contained in the portfolio, including but not limited to, futures, forwards, options contracts, swaps and other derivative instruments. The Subadvisor will conduct investment research and conduct a continuous program of evaluation, investment, sales and reinvestment of the Fund’s Allocated Assets by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged for the Fund, when these transactions should be executed, and what portion of the Allocated Assets of the Fund should be held in the various securities and other investments in which it may invest, and the Subadvisor is hereby authorized to execute and perform such services on behalf of the Fund. The Subadvisor is also authorized, on behalf of the Fund, to enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Fund’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein. In order to meet margin or collateral requirements for futures, forwards and other derivative instruments, the Subadvisor may direct payments of cash, cash equivalents, and securities and other property into segregated accounts or futures commission merchant (“FCM”) accounts established hereunder as the Subadvisor deems desirable or appropriate, provided that Subadvisor’s actions are in accordance with the terms of this Agreement, the 1940 Act and the rules and regulations thereunder. The Subadvisor will provide the services under this Agreement in accordance with the Fund’s investment objective or objectives, policies and restrictions as stated in the Trust’s Registration Statement filed with the Securities and Exchange Commission (the “SEC”), as amended, copies of which shall be delivered to the Subadvisor by the Manager. The Subadvisor further agrees as follows:

(a)     The Subadvisor understands that the Allocated Assets of the Fund need to be managed so as to permit the Fund to qualify or continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, and will coordinate efforts with the Manager with that objective.

(b)     The Subadvisor will conform with the applicable provisions of the 1940 Act and all applicable rules and regulations thereunder, all other applicable federal and state laws and regulations, any applicable procedures adopted by the Trust’s Board of which a copy has been delivered to the Subadvisor, and the provisions of the Registration Statement of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act, as supplemented or amended, copies of which shall be delivered to the Subadvisor by the Manager. Notwithstanding the foregoing or anything else contained in this Agreement, the Subadvisor shall not be required to comply with any instruction of the Trust or Manager, any amendment to the Registration Statement of the Trust, nor any amendment to, or any new policies, procedures or guidelines of the Trust or Fund, unless Subadvisor is notified in writing and is given a reasonable amount of time to implement such changes or instructions and such changes instructions do not cause Subadvisor to breach any legal, tax or regulatory requirement applicable to Subadvisor.

(c)     The Subadvisor may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased for the Fund’s Allocated Assets with those of its other clients where such aggregation is not inconsistent with the Subadvisor’s policies and procedures. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadvisor in a manner that, over time, is fair and equitable in the judgment of the Subadvisor in the exercise of its fiduciary obligations to the Trust and to such other clients of the Subadvisor. The Manager recognizes that while the Subadvisor has procedures designed and implemented in furtherance of its efforts to treat all portfolios fairly and equally over time, in some cases this procedure may adversely affect the results obtained for the Fund’s Allocated Assets.

(d)     In connection with the purchase and sale of securities for the Fund, the Subadvisor will arrange for the transmission to the custodian and portfolio accounting agent for the Fund, on a daily basis, such confirmation, trade tickets and other documents and information, including, but not limited to, CUSIP, Sedol or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Fund. With respect to portfolio securities to be purchased or sold through the Depository Trust and Clearing Corporation, the Subadvisor will arrange for the automatic transmission of the confirmation of such trades to the Trust’s custodian and portfolio accounting agent.

(e)     While the parties hereby agree that the Subadvisor is not responsible for the valuation of any of the Fund’s assets, the Subadvisor will assist the custodian and portfolio accounting agent for the Trust in determining or confirming the value of any portfolio securities or other Allocated Assets of the Fund for which the custodian and portfolio accounting agent seek assistance from the Subadvisor. The Subadvisor will provide such assistance, upon request, by providing the Trust or Manager any pricing information of which Subadvisor is aware with respect to such portfolio securities or other Allocated Assets of the Fund.

(f)     The Subadvisor will make available to the Trust and the Manager, as soon as reasonably practicable upon reasonable advance request, all of the Fund’s investment records and ledgers maintained by the Subadvisor (which shall not include the records and ledgers maintained by the custodian, administrator or portfolio accounting agent for the Trust) as are necessary to assist the Trust and the Manager to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws. The Subadvisor will upon request furnish to regulatory agencies having the requisite authority any Trust records that are solely in the Subadvisor’s possession that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(g)     The Subadvisor will upon request, but no more frequently than quarterly, provide reports to the Trust’s Board, for consideration at meetings of the Board, on the investment program for the Fund’s Allocated Assets including the issuers and securities represented in the Fund’s Allocated Assets, and will furnish the Trust’s Board with respect to the Fund’s Allocated Assets such periodic and special reports as the Trustees and the Manager may reasonably request, solely as it relates to services provided by the Subadvisor to the Fund’s Allocated Assets hereunder.

(h)     In rendering the services required under this Agreement, the Subadvisor may, from time to time, employ or associate with itself such entity, entities, person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement. The Subadvisor may not, however, retain as subadvisor any company that would be an “investment adviser” as that term is defined in the 1940 Act, to the Fund unless the contract with such company is approved by a majority of the Trust’s Board and by a majority of Trustees who are not parties to any agreement or contract with such company and who are not “interested persons” as defined in the 1940 Act, of the Trust, the Manager, the Subadvisor or any such company that is retained as subadvisor, and also is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act. The Subadvisor shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Subadvisor involved with the management of the Fund’s Allocated Assets, any subadvisor that would be an “investment adviser” as that term is defined in the 1940 Act that the Subadvisor has employed or with which it has associated with respect to the Fund, or any employee thereof involved with the management of the Fund’s Allocated Assets has not, to the best of the Subadvisor’s knowledge, in any material connection with the handling of Trust assets:

(i)     been convicted, within the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)     been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

(i)     The Subadvisor shall not consult with any other investment subadvisor of the Trust, or with the subadvisor to any other investment company (or separate series thereof) managed by the Manager concerning the Fund’s transactions in securities or other assets, except for purposes of complying with the conditions of Rule 12d3-1(a) and (b) under the 1940 Act, and, to the extent that multiple subadvisors may be engaged to provide services to the Fund, the Subadvisor shall be responsible for providing investment advisory services only with respect to the Allocated Assets.

3.     Compensation. For the services provided and the expenses assumed pursuant to this Agreement, the Manager shall pay the Subadvisor as full compensation therefor, a fee, in accordance with Exhibit A attached to this Agreement, based on the Allocated Assets constituting the Fund’s average daily net assets. The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Fund. Payment will be made to the Subadvisor on a monthly basis. The fees for any month during which this Agreement is in effect for less than the entire month shall be pro-rated based on the number of days during such month that the Agreement was in effect. Manager will provide data support to Subadvisor regarding fee payments that indicate the average daily net assets for the Fund during the period for which payment relates, including the Allocated Assets for each day during such period.

Expense limitations or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to in writing by the Subadvisor, shall not cause a reduction in the amount of the payment to the Subadvisor by the Manager.

4.     Broker-Dealer Selection. The Subadvisor is responsible and is hereby granted authority, for decisions to buy and sell securities, instruments and other investments for the Fund’s Allocated Assets, for the selection of any broker-dealer, FCM bank or any other counterparty that the Subadvisor may select at its own discretion, and for selection and for negotiation of brokerage commission rates. In effecting a security or other transaction, the Subadvisor will seek to obtain the best execution for the Fund pursuant to the Subadvisor’s best execution policy. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Subadvisor in the exercise of its fiduciary obligations to the Trust, by other aspects of the portfolio execution services offered. Subject to such policies as the Board may determine, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the rules and interpretations of the SEC thereunder, the Subadvisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Subadvisor or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Subadvisor’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion. To the extent consistent with these standards and the Trust’s Procedures for Securities Transactions with Affiliated Brokers pursuant to Rule 17e-1, the Subadvisor is further authorized to allocate the orders placed by it on behalf of the Fund to the Subadvisor if it is registered as a broker-dealer with the SEC, to its affiliated broker-dealer, or to such brokers and dealers who also provide research, statistical material or other services to the Fund, the Subadvisor or an affiliate of the Subadvisor. Such allocation shall be in such amounts and proportions as the Subadvisor shall determine consistent with the above standards and the Subadvisor will report upon request to the Board, indicating the broker-dealers to which such allocations have been made and the basis therefor.

5.     Disclosure about Subadvisor. The Subadvisor has reviewed, as requested and provided by the Manager, the post-effective amendment to the Registration Statement for the Trust filed with the SEC that contains disclosure about the Subadvisor and represents and warrants that, solely with respect to the disclosure about the Subadvisor or information relating directly or indirectly to the Subadvisor that the Subadvisor has provided to the Trust for inclusion in the Registration Statement and where such disclosure has not been modified from the version provided by the Subadvisor for inclusion in the Registration Statement, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadvisor further represents and warrants that it is a duly registered investment adviser under the Advisers Act.

6.     Expenses. During the term of this Agreement, the Subadvisor will pay all expenses incurred by it and its staff and for their activities in connection with its portfolio management duties under this Agreement. The Manager or the Trust shall be responsible for all the expenses of the Trust’s operations, including, but not limited to:

(a)     the fees and expenses of Trustees of the Trust;

(b)     the fees and expenses of the Fund which relate to: (i) the custodial function and recordkeeping connected therewith; (ii) the maintenance of the required accounting records of the Fund not being maintained by the Manager; (iii) the pricing of the Fund’s shares, including the cost of any pricing service or services that may be retained pursuant to the authorization of the Trustees of the Trust; and (iv) for both mail and wire orders, the cashiering function in connection with the issuance and redemption of the Fund’s shares;

(c)     the fees and expenses of the Trust’s transfer and dividend disbursing agent, that may be the custodian, which relate to the maintenance of each shareholder account;

(d)     the charges and expenses of legal counsel and independent accountants for the Trust;

(e)     brokers’ commissions and any issue or transfer taxes chargeable to the Trust in connection with its securities transactions on behalf of the Fund;

(f)     all taxes and business fees payable by the Trust or the Fund to federal, state or other governmental agencies;

(g)     the fees of any trade association of which the Trust may be a member;

(h)     the cost of share certificates representing the Fund’s shares;

(i)     the fees and expenses involved in registering and maintaining registrations of the Trust and of its Fund with the SEC, and qualifying its shares under state securities laws, including the preparation and printing of the Trust’s registration statements and prospectuses for filing under federal and state securities laws for such purposes;

(j)     allocable communications expenses with respect to investor services and all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders;

(k)     litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Trust’s business; and

(l)     any expenses assumed by the Fund pursuant to a Plan of Distribution adopted in conformity with Rule 12b-1 under the 1940 Act.

(m)   all interest expenses.

 All other expenses not specifically assumed by the Subadvisor hereunder are borne by the Fund, Manager or Trust.

 7.     Compliance.

(a)     The Subadvisor agrees to assist the Manager and the Trust in complying with the Trust’s obligations under Rule 38a-1 under the 1940 Act, including but not limited to: (i)  upon reasonable request providing the Trust’s Chief Compliance Officer with information about the Subadvisor’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act (“Subadvisor’s Compliance Program”); (ii) reporting any material deficiencies in the Subadvisor’s Compliance Program to the Trust’s Chief Compliance Officer which, in the Subadvisor’s reasonable judgment, (a) will materially impair its ability to perform the services hereunder, or (b) will result in material deficiencies that relate to the services provided by the Subadvisor hereunder; and (iii) reporting any material changes to the Subadvisor’s Compliance Program to the Trust’s Chief Compliance Officer within a reasonable time where, in the Subadvisor’s reasonable judgment, such changes will materially impact Subadvisor’s performance of its obligations hereunder. The Subadvisor understands that the Board is required to approve the Subadvisor’s Compliance Program, and acknowledges that this Agreement is conditioned upon the Board’s approval of the Subadvisor’s Compliance Program.

(b)     The Subadvisor agrees that it shall as soon as reasonably practicable notify the Manager and the Trust’s Chief Compliance Officer: (i) in the event that the SEC, with respect to the Subadvisor, has (a) censured or placed material limitations upon its activities, functions or operations; (b) suspended or revoked its registration as an investment adviser; or (c) commenced proceedings that, in the reasonable opinion of the Subadvisor, are likely to result in any of these actions; or (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code. The Subadvisor further agrees to notify the Manager as soon as reasonably practicable of any material fact known to the Subadvisor respecting or relating to the Subadvisor that is not contained in the Registration Statement or prospectus for the Trust, or any amendment or supplement thereto, that is required to be contained in the Registration Statement under applicable regulations and Form N-1A requirements, or of any statement contained therein that becomes untrue in any material respect.

(c)     The Manager agrees that it shall as soon as reasonably practicable notify the Subadvisor: (i) in the event that the SEC has censured the Manager or the Trust, placed limitations upon either of their activities, functions or operations, suspended or revoked the Manager’s registration as an investment adviser or commenced proceedings or an investigation that may result in any of these actions; or (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.

8.     Documents. The Manager has delivered to the Subadvisor copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)     Declaration of Trust of the Trust, as amended from time to time, as filed with the Secretary of the Commonwealth of Massachusetts (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, are herein called the “Declaration of Trust”);

(b)     By-Laws of the Trust, as amended from time to time (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(c)     Certified Resolutions of the Trustees of the Trust authorizing the appointment of the Subadvisor and approving the form of this Agreement;

(d)     Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-lA, as filed with the SEC relating to the Fund and the Fund’s shares, and all amendments thereto;

(e)     Notification of Registration of the Trust under the 1940 Act on Form N-8A, as filed with the SEC, and all amendments thereto; and

(f)     Prospectus and Statement of Additional Information of the Fund.

(g)   Any applicable policies and procedures of the Trust or Manager with respect to the Subadvisor’s management of the Fund’s Allocated Assets.

9.     Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadvisor hereby agrees that all records that it maintains for the Fund are the property of the Trust and further agrees to surrender as soon as reasonably practicable to the Trust any of such records upon the Trust’s or the Manager’s reasonable request; provided, however, that the Subadvisor may, at its own expense, make and retain a copy of such records. The Subadvisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in the Rule.

10.     Cooperation. Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust.

11.     Representations Respecting Subadvisor. The Manager and the Trust agree that neither the Trust, the Manager, nor affiliated persons of the Trust or the Manager shall, except with the prior permission of the Subadvisor, give any information or make any representations or statements in connection with the sale of shares of the Fund concerning the Subadvisor or the Subadvisor’s management of the Fund’s Allocated Assets under this Agreement, other than the information or representations contained in the Registration Statement, Prospectus or Statement of Additional Information for the Trust, so long as such information or representations contained in these documents has been previously provided by the Subadvisor and has not been modified from the version provided by the Subadvisor.

12.     Confidentiality. Each party to this Agreement will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Fund and its prior, present or potential shareholders as well as information regarding a party’s business operations, business and financial information, financial models, methods, plans, techniques, processes, documents and trade secrets of a party. A party will not use such information for any purpose other than the performance of its responsibilities and duties hereunder, and in the performance of such responsibilities and duties may disclose confidential information to its affiliates, employees, officers, professional service providers or other third parties so long as such other parties are bound by confidentiality provisions at least equal to those contained in this Section 12. Such information may not be disclosed otherwise except (i) after prior notification to and approval in writing by the party whose confidential information is being disclosed or (ii) if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, provided the disclosing party uses reasonable efforts to notify the party whose confidential information is being disclosed so such party may attempt to obtain confidential treatment or a protective order. Manager and the Trust hereby consent to the disclosure to third parties of (i) investment results and other data of the Fund in connection with providing composite investment results of the Subadvisor and (ii) investments and transactions of the Fund in connection with providing composite information of clients of the Subadvisor. For the avoidance of doubt, confidential information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.

13.     Control. Notwithstanding any other provision of the Agreement, it is understood and agreed that the Manager shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadvisor.

14.     Liability. The Subadvisor shall exercise its best judgment in rendering the services under this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Trust and the Manager agree that the Subadvisor, any affiliated person of the Subadvisor, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Subadvisor, shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Subadvisor’s duties, or by reason of reckless disregard of the Subadvisor’s obligations and duties under this Agreement.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

15.     Indemnification.

(a)     The Manager agrees to indemnify and hold harmless the Subadvisor, any affiliated person of the Subadvisor, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadvisor (all of such persons being referred to as “Subadvisor Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Subadvisor Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Internal Revenue Code, under any other statute, at common law or otherwise, arising out of the Manager’s responsibilities to the Trust, which: (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of the Manager’s duties or reckless disregard of the Manager’s obligations and duties under this Agreement, or by any of its employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Manager and contained in the Registration Statement or Prospectus covering shares of the Trust or the Fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Manager and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished in writing to the Manager, the Trust or to any affiliated person of the Manager by a Subadvisor Indemnified Person and where such information has not been modified from the version provided by the Subadvisor for inclusion in the Registration Statement or Prospectus; provided, however, that in no case shall the indemnity in favor of the Subadvisor Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(b)     Notwithstanding Section 14 of this Agreement, the Subadvisor agrees to indemnify and hold harmless the Manager, any affiliated person of the Manager, each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Manager and the Trust (all of such persons being referred to as “Manager and Trust Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Manager and Trust Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, the Internal Revenue Code, under any other statute, at common law or otherwise, arising out of the Subadvisor’s responsibilities as Subadvisor of the Fund, which: (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of the Subadvisor’s duties, or by reason of reckless disregard of the Subadvisor’s obligations and duties under this Agreement, or by any of its employees or representatives, or any affiliate of or any person acting on behalf of the Subadvisor; or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus covering the shares of the Trust or the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Subadvisor and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Manager, the Trust or any affiliated person of the Manager or Trust by the Subadvisor or any affiliated person of the Subadvisor and where such information has not been modified from the version provided by the Subadvisor for inclusion in the Registration Statement or Prospectus; provided, however, that in no case shall the indemnity in favor of a Manager and Trust Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. For the avoidance of doubt, any broker-dealer, FCM, bank or any other counterparty of the Fund shall not be considered the agent or delegate of the Subadvisor.

(c)     The Manager shall not be liable under Paragraph (a) of this Section 15 with respect to any claim made against a Subadvisor Indemnified Person unless such Subadvisor Indemnified Person shall have notified the Manager in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Subadvisor Indemnified Person (or after such Subadvisor Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Manager of any such claim shall not relieve the Manager from any liability that it may have to the Subadvisor Indemnified Person against whom such action is brought otherwise than on account of this Section 15. In case any such action is brought against the Subadvisor Indemnified Person, the Manager will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Subadvisor Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Subadvisor Indemnified Person. If the Manager assumes the defense of any such action and the selection of counsel by the Manager to represent both the Manager and the Subadvisor Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Subadvisor Indemnified Person, adequately represent the interests of the Subadvisor Indemnified Person, the Manager will, at its own expense, assume the defense with counsel to the Manager and, also at its own expense, with separate counsel to the Subadvisor Indemnified Person, which counsel shall be satisfactory to the Manager and to the Subadvisor Indemnified Person. The Subadvisor Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Manager shall not be liable to the Subadvisor Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Subadvisor Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Manager shall not have the right to compromise on or settle the litigation without the prior written consent of the Subadvisor Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Subadvisor Indemnified Person.

(d)     The Subadvisor shall not be liable under Paragraph (b) of this Section 15 with respect to any claim made against a Manager and Trust Indemnified Person unless such Manager and Trust Indemnified Person shall have notified the Subadvisor in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Manager and Trust Indemnified Person (or after such Manager and Trust Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Subadvisor of any such claim shall not relieve the Subadvisor from any liability that it may have to the Manager and Trust Indemnified Person against whom such action is brought otherwise than on account of this Section 15. In case any such action is brought against the Manager and Trust Indemnified Person, the Subadvisor will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Manager and Trust Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Manager and Trust Indemnified Person. If the Subadvisor assumes the defense of any such action and the selection of counsel by the Subadvisor to represent both the Subadvisor and the Manager and Trust Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Manager and Trust Indemnified Person, adequately represent the interests of the Manager and Trust Indemnified Person, the Subadvisor will, at its own expense, assume the defense with counsel to the Subadvisor and, also at its own expense, with separate counsel to the Manager and Trust Indemnified Person, which counsel shall be satisfactory to the Subadvisor and to the Manager and Trust Indemnified Person. The Manager and Trust Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Subadvisor shall not be liable to the Manager and Trust Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Manager and Trust Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Subadvisor shall not have the right to compromise on or settle the litigation without the prior written consent of the Manager and Trust Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Manager and Trust Indemnified Person.

16.     Limitation of Liability. The Subadvisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Subadvisor shall not seek satisfaction of any such obligation from any other fund of the Trust or the shareholders or any individual shareholder of the Fund. Nor shall the Subadvisor seek satisfaction of any such obligation from the Trustees or any individual Trustee or any officers, except as permitted under applicable laws or as permitted under the Trust’s Declaration of Trust or other organizational document of the Trust. The Subadvisor makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund or the Fund’s Allocated Assets or that the Fund or Fund’s Allocated Assets will perform comparably with any standard or index, including other clients of the Subadvisor, whether public or private. The Subadvisor shall have no liability for the acts or omissions of any custodian or prime broker of the Fund’s assets.

17.      Services Not Exclusive. The services furnished by the Subadvisor hereunder are not to be deemed exclusive, and the Subadvisor shall be free to furnish similar services to others. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Subadvisor, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

18.     Duration and Termination. This Agreement shall become effective on the date first indicated above. Unless terminated as provided herein, the Agreement shall remain in full force and effect for an initial period of two (2) years from the date first indicated above, and continue on an annual basis thereafter with respect to the Fund, provided that such continuance is specifically approved each year by: (a) the vote of a majority of the entire Board or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; and (b) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of the Fund shall be effective to continue this Agreement with respect to the Fund notwithstanding that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. Notwithstanding the foregoing, this Agreement may be terminated: (A) by the Manager at any time without penalty, upon sixty (60) days’ written notice to the Subadvisor and the Trust; (B) at any time without payment of any penalty by the Trust, upon the vote of a majority of the Trust’s Board or a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Manager and the Subadvisor; or (C) by the Subadvisor at any time without penalty, (i) upon sixty (60) days’ written notice to the Manager and the Trust or such shorter period as agreed between the parties, or (ii) upon thirty (30) days’ written notice to the Manager and the Trust upon notice by the Manger or Trust to the Subadvisor of a material change to the investment objectives, policies and or strategies of the Fund. In the event of termination for any reason, all records of the Fund for which the Agreement is terminated shall as soon as reasonably practicable be returned to the Manager or the Trust, free from any claim or retention of rights in such record by the Subadvisor; provided, however, that the Subadvisor may, at its own expense, make and retain a copy of such records. The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act) or in the event the Management Agreement between the Manager and the Trust is assigned or terminates for any other reason. In the event this Agreement is terminated or is not approved in the manner described above, the Sections numbered 2(f), 8, 9, 10, 12, 14, 15 and 20 of this Agreement shall remain in effect, as well as any applicable provision of this Section 18.

19.     Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

20.     Use of Name.

(a)     It is understood that the name Clearwater or any derivative thereof or logo associated with that name is the valuable property of the Manager and/or its affiliates, and that the Subadvisor has the right to use such name (or derivative or logo) only with the approval of the Manager and only so long as the Manager is Manager to the Trust and/or the Fund, provided, however, that the Manager or Trust, as applicable, hereby approves all uses of such names and/or logos which merely refer in accurate terms to the appointment of Subadvisor hereunder or which are required by any state or local regulatory or governmental agency or body, including, without limitation, the SEC, the Commodity Futures Trading Commission (“CFTC”), National Futures Association (“NFA”) or any other self-regulatory organization of which Subadvisor is a member; and provided, further, that in no event shall such approval be unreasonably withheld. Upon termination of the Management Agreement between the Trust and the Manager, the Subadvisor shall forthwith cease to use such name (or derivative or logo).

(b)     It is understood that the name AQR Capital Management, LLC or any derivative thereof or logo associated with that name, is the valuable property of the Subadvisor and its affiliates and that the Trust and/or the Fund have the right to use such name (or derivative or logo) in offering materials of the Trust or sales materials with respect to the Trust with the approval of the Subadvisor and for so long as the Subadvisor is a Subadvisor to the Trust and/or the Fund. Upon termination of this Agreement, the Trust shall forthwith cease to use such name (or derivative or logo).

21.     Proxies; Class Actions.

(a)     The Subadvisor will vote all proxies solicited by or with respect to the issuers of securities held by the Fund in accordance with the Subadvior’s written Proxy Voting Policies and Procedures. The Subadvisor shall maintain records concerning how it has voted proxies on behalf of the Trust, and these records shall be available to the Trust upon reasonable request.

(b)     Manager acknowledges and agrees that the Subadvisor shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in the Allocated Assets or Fund. Manager will instruct the applicable service providers not to forward to the Subadvisor any information concerning such actions. The Subadvisor will, however, forward to Manager any information it receives regarding any legal matters involving any asset held in the Allocated Assets or Fund.

22.     Notice. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Clearwater Investment Trust, 2000 Wells Fargo Place, 30 East Seventh Street, St. Paul, MN 55101, Attention: President; or (2) to the Subadvisor at AQR Capital Management, LLC, Two Greenwich Plaza, Greenwich, CT 06830, Attention: Nicole DonVito.

23.     Contributions and Withdrawals

(a)	Contributions. The Manager shall use reasonable efforts to notify the Subadvisor of a contribution of Fund assets to the Fund’s Allocated Assets pursuant to this Agreement at least five (5) Business Days prior to the desired contribution date.
(b)	Withdrawals. The Manager shall notify the Subdvisor of its intention to withdraw Fund assets from the Fund’s Allocated Assets at least five (5) Business Days prior to the desired withdrawal date. The Subadvisor, in respect of a withdrawal instruction for cash, shall not be responsible for any delays in liquidation of assets that may occur from time to time with respect to settlement of liquidations resulting from conditions reasonably beyond the control of the Subadvisor and occurring without its gross negligence.
(c)	The Subadvisor shall not be responsible for the impact upon investment performance of any such additional contribution to or withdrawal from the Fund’s Allocated Assets.

24.     Additional Representations.

Manager and Trust Representations

(a)	Manager hereby represents, warrants and covenants that (i) the Trust is an investment company registered as such under the Investment Company Act of 1940 that is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 with respect to the Fund, (ii) Manager, with respect to the Fund, has filed the notice required by CFTC Regulation 4.5(c), (iii) Manager, with respect to the Fund, shall refile such notice annually as required, and (iv) the Fund otherwise is operated in compliance with CFTC Regulation 4.5(c).
(b)	Manager represents, warrants and covenants that Manager is exempt from registration as a commodity trading advisor with respect to the Fund under CFTC Regulation 4.6.

(c)	Membership with the National Futures Association (“NFA”). Manager hereby certifies that Manager is (a) registered as required with the CFTC as a commodity pool operator, commodity trading advisor, futures commission merchant, introducing broker, retail foreign exchange dealer, swap dealer and/or major swap participant (and is a member of NFA), (b) is excluded or exempt from such registration requirements and has made all required filings relating thereto, or (c) is not required to be registered in any capacity with the CFTC or to be a member of NFA because it does not engage in any activity that comes within the definition of any of the registration categories in clause (a) of this Section.
(d)	The Manager and Trust shall provide reasonable cooperation to the Subadvisor in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the Commodity Exchange Act (“CEA”) and/or then-current CFTC regulations.
(e)	The Manager and Trust represent and warrant that the information contained in Exhibit B, Part 2 of this Agreement is true and accurate as of the date of this Agreement and agree to promptly notify the Subadvisor in writing if any of the information contained therein becomes incorrect or misleading in any material respect.

Subadvisor Representations

(a)	Although the Subadvisor is registered as a commodity trading advisor under the CEA, the Subadvisor is relying upon the exemption in CFTC Regulation 4.14(a)(8) with respect to its commodity interest trading advice to the Fund.
(b)	Subadvisor shall provide reasonable cooperation to the Manager and the Trust in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC regulations.

25.     Miscellaneous.

(a)     This Agreement shall be governed by the laws of the state of Minnesota, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder. The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act;

(b)     The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect;

(c)     To the extent permitted under Section 18 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties;

(d)     If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable;

(e)     Nothing herein shall be construed as constituting the Subadvisor as an agent of the Manager, or constituting the Manager as an agent of the Subadvisor.

*               *               *

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 3rd day of February, 2015. This Agreement may be signed in counterparts.

[Signature Page Follows]

Clearwater Investment Trust

Attest:	/s/ Stephen G. Simon	By: /s/ Justin Weyerhaeuser
Name:	Stephen G. Simon	Name: Justin Weyerhaeuser
Title:	Chief Compliance Officer	Title: President

Clearwater Management Co., Inc.

Attest:	/s/ Stephen G. Simon	By: /s/ Philip W. Pascoe
Name:	Stephen G. Simon	Name: Philip W. Pascoe
Title:	Chief Compliance Officer	Title: Chairman

AQR Capital Management, LLC

Attest:	/s/ Nicole DonVito	By: /s/ Bethany Oleynick
Name:	Nicole DonVito	Name: Bethany Oleynick
Title:	Senior Counsel and Head of Registered Products	Title: Senior Counsel and Head of Private Funds and Accounts AQR Capital Management, LLC

Exhibit A

FEE SCHEDULE

Name of Fund	Subadvisor Fee
Clearwater Core Equity Fund	0.375% on all Allocated Assets while Allocated Assets are below $100 million 0.350% on all Allocated Assets while Allocated Assets are at or above $100 million

Exhibit B

ISDA August 2012 Dodd-Frank Protocol Affirmations

Part 1 – Background

The Dodd-Frank Protocol (“DF Protocol”) is the first of many expected protocols and other industry solutions to standardize documentation updates necessary to remain current with the ongoing releases of rulemakings by the CFTC and the SEC pursuant to the Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). The DF Protocol is intended to facilitate industry compliance with seven final rulemakings by allowing market participants to (i) supplement the terms of existing master agreements under which parties may execute swaps and/or (ii) enter into an agreement to apply selected Dodd-Frank compliance provisions to their trading relationship in respect of swaps. The DF Protocol adds notices, representations and covenants responsive to Dodd-Frank requirements that must be satisfied at or prior to the time that swap transactions are offered and executed. Also, the DF Protocol includes additional bilateral delivery requirements, including a questionnaire, to facilitate compliance with “know your counterparty” information requirements under Dodd-Frank.

Part 2 - Affirmations

In order to ensure that the Fund and the ISDA Master Agreements under which the Subadvisor intends trade on the Fund’s behalf comply with the above-referenced rulemakings, Manager and Trust hereby affirm the following information is true and accurate as of the date of this Agreement:

1.	The Manager and Trust hereby represent that:

The Fund is registered with the Securities and Exchange Commission (“SEC”) as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

The Trust is organized as a Massachusetts business trust with a registered address of: C/O C T Corporation System, 155 Federal Street, Suite 700, Boston, MA 02110.

2.	The Manager and Trust hereby represent that:

A.                  Eligible Contract Participant. The Fund is an Eligible Contract Participant as defined under CFTC Regulation 23.430(a) and is an investment company subject to regulation under the Investment Company Act of 1940, as amended, (an “Eligible Investment Company”);

B.                  Major Swap Participant status: The Fund has not registered as a Major Swap Participant as defined in Section 1(a)(33) of the Commodity Exchange Act or Major Security-Based Swap Participant as defined in Section 3(a)(67) of the Securities Exchange Act of 1934;

C.                  Special Entity status: The Fund is not a “Special Entity” as defined in the Commodity Futures Trading Commission (“CFTC”) and Securities Exchange Commission (“SEC”) rules governing swap transactions.

3.	Trading Authority: Subject to applicable investment guidelines, Subadvisor has been given full discretion over the trading of swap transactions for the Fund. Such discretion includes, among other things, the authority to open trading accounts with swap dealers and provide relevant “know your customer” and related information to the swap dealer, and to receive on the Fund’s behalf the disclosures and other information a swap dealer is required to provide to its counterparties under CFTC and SEC rules governing swap transactions, including the form and method of delivery of such disclosures and information. With respect to any swap executed by the Subadvisor on the Fund’s behalf, the Fund will be relying on Subadvisor’s advice and not on the recommendations (if any) of a swap dealer.
4.	Suitability Safe Harbor: Manager and Trust represent that the Fund has complied in good faith with written policies and procedures that are reasonably designed to ensure that Subadvisor, as a person to whom it has granted swap trading authority, is capable of (i) evaluating swap recommendations made by swap dealers and (ii) making swap trading decisions on its behalf.
5.	Manager and Trust represent that the Fund hereby consents to and agrees that Subadvisor is authorized to use and disclose information concerning the Fund to the extent permitted by applicable law, regulation or legal process for the purposes of meeting applicable transaction and other reporting requirements, including the reporting of such information to a swap data repository.
6.	To the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on transaction and similar information otherwise required to be disclosed but permits Fund to waive such non-disclosure requirements by consent, the Trust on behalf of the Fund consents to waive such non-disclosure requirements to the extent permitted by such applicable laws.
7.	The Manager and Trust (i) represent that all information in this Exhibit B, Part 2 is true, accurate and complete in all material respects and (ii) agrees to promptly notify the Subadvisor in writing of any material change to the information contained in this Exhibit B, Part 2 or if any representations made in this Exhibit B, Part 2 become incorrect or misleading in any material respect.
8.	LEI (Legal Entity Identifier) or GMEI (Global Markets Entity Identifier) for Clearwater Core Equity Fund: 549300K5X0AWHU0I8R11.